Consent of Independent Auditors

We consent to the inclusion in the 2017 Form 10-K of MMA Capital Management, LLC of our report dated March 14, 2018, on our audits of the consolidated financial statements of Renewable Energy Lending, LLC as of December 31, 2017 and 2016 and for year ended December 31, 2017 and the period from November 2, 2016 (inception) to December 31, 2016.

/s/ CohnReznick LLP

Bethesda, Maryland

March 15, 2018